Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2015 Financial Results

4Q 2015 Net Operating Income of $65.3 million, $0.97 per diluted share

Full-Year 2015 Net Operating Income of $454.4 million, $6.58 per diluted share

4Q 2015 Net Income of $65.7 million, $0.97 per diluted share

Full-Year 2015 Net Income of $141.6 million, $2.05 per diluted share

•	11.3 percent annual operating ROE, excluding AOCI[1]

•	$379 million returned to shareholders through dividends and share repurchases in 2015

•	$460 million in corporate capital at year-end

NEW YORK, Feb. 9, 2016–Assurant, Inc. (NYSE: AIZ), a premier provider of specialty protection products and related services, today reported results for fourth quarter and full-year ended Dec. 31, 2015.

“Assurant made significant strides in 2015 as we realigned our business portfolio and evolved our organizational framework to support sustainable long-term, profitable growth,” said Assurant President and CEO Alan B. Colberg.

“While fourth quarter results were disappointing and fell short of our expectations, we believe our transformation strategy will improve results and drive shareholder value. We are focusing resources and investments in targeted markets and increasing operating efficiency across the company as we continue to return capital to shareholders,” Colberg added.

Reconciliation of Net Operating Income to Net Income

Beginning in second quarter 2015, Assurant revised its presentation of results to reflect the company’s previously announced strategic realignment to focus on specialty housing and lifestyle protection products and services. As the company continues to wind down its health insurance business, Assurant Health results have been removed from net operating income and now are reflected in net income as runoff operations. Prior period amounts have been revised to conform to the updated presentation. In the third quarter, the company announced the sale of Assurant Employee Benefits. Assurant will continue to report this business under operating results until the sale of the business is closed, which is expected to occur by the end of first quarter 2016.

(UNAUDITED) (dollars in millions, net of tax)	4Q 2015	4Q 2014	12 Months 2015	12 Months 2014
Housing and Lifestyle
Assurant Solutions	$29.6	$58.1	$197.2	$218.9
Assurant Specialty Property	57.8	71.0	307.7	341.8

Subtotal	87.4	129.1	504.9	560.7

Assurant Employee Benefits	15.5	7.2	47.3	48.7
Corporate and other	(30.7)	(19.4)	(70.4)	(67.7)
Amortization of deferred gain on disposal of businesses	2.1	(8.1)	8.4	(1.0)
Interest expense	(9.0)	(9.0)	(35.8)	(37.9)

Net operating income	65.3	99.8	454.4	502.8

Adjustments:

Assurant Health runoff operations (a)	(15.8)	(36.8)	(367.9)	(63.7)
Net realized gains on investments	6.3	11.3	20.8	39.4
Gain (loss) on divested business	10.0	(19.4)	10.7	(19.4)
Change in tax liabilities	—	(6.8)	16.0	14.0
Payment received related to previous sale of subsidiary	—	—	9.9	—
Change in derivative investment	(0.1)	1.7	(2.3)	(2.2)

Net income	$65.7	$49.8	$141.6	$470.9

(a)	Assurant Health runoff operations include results for the total segment, including major medical operations and portions of the business that Assurant sold to National General Holdings Corp. on Oct. 1, 2015.

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last eight quarters appears on page 21 of the company’s Financial Supplement, and is located in the Investor Relations section of www.assurant.com.

Fourth Quarter 2015 Consolidated Results

•	Net operating income[2] decreased to $65.3 million, or $0.97 per diluted share, compared to fourth quarter 2014 net operating income of $99.8 million, or $1.38 per diluted share. The decrease primarily reflects lower contributions from the mobile business at Assurant Solutions and ongoing normalization of lender-placed insurance business at Assurant Specialty Property.

•	Net income increased to $65.7 million, or $0.97 per diluted share, compared to fourth quarter 2014 net income of $49.8 million, or $0.69 per diluted share. Results primarily benefited from a $10.0 million gain from the fourth quarter sale of an Assurant Specialty Property legacy auto title business, compared to a $19.4 million net loss on the sale of Assurant Specialty Property’s general agency business and associated insurance carrier, American Reliable Insurance Company (ARIC), recognized in fourth quarter 2014.

•	Net earned premiums, fees and other income, excluding Assurant Health runoff operations, decreased to $1.9 billion, compared to $2.0 billion in fourth quarter 2014. The decline reflects the divestiture of ARIC, the ongoing normalization of lender-placed insurance business, the loss of business from an Assurant Specialty Property client and the effect of foreign exchange volatility at Assurant Solutions. Fee income increased to $376.3 million, compared to $304.7 million in fourth quarter 2014, driven by expanded service offerings in mobile and mortgage solutions.

•	Net investment income, excluding Assurant Health runoff operations, totaled $152.8 million, compared to $151.0 million in fourth quarter 2014.

Full-Year 2015 Consolidated Results

•	Net operating income decreased to $454.4 million, or $6.58 per diluted share, compared to $502.8 million, or $6.87 per diluted share in 2014, primarily due to the factors noted above.

•	Net income decreased to $141.6 million, or $2.05 per diluted share, compared to $470.9 million, or $6.44 per diluted share in 2014, reflecting increased claims from Affordable Care Act (ACA) qualified policies and charges associated with the wind down of the Assurant Health business including an accrual for premium deficiency reserves.

•	Net earned premiums, fees and other income, excluding Assurant Health runoff operations, were $7.4 billion, down 4.0 percent compared to $7.7 billion in 2014. The divestiture of ARIC, the ongoing normalization of lender-placed insurance business as well as the loss of business from an Assurant Specialty Property client and the effect of foreign exchange volatility at Assurant Solutions reduced premiums. Fee income increased to $1.2 billion, compared to $1.0 billion in 2014, due to the expansion of mobile programs and the mortgage solutions business.

•	Net investment income, excluding Assurant Health runoff operations, decreased to $601.7 million from $621.1 million in 2014, due to lower investment yields and invested assets.

Housing and Lifestyle

Assurant Solutions

(in millions)	4Q15	4Q14	% Change	12M15	12M14	% Change
Net operating income	$29.6	$58.1	(49)%	$197.2	$218.9	(10)%
Net earned premiums, fees and other	$1,003.2	$1,000.0	0%	$3,801.5	$3,796.7	0%

•	Net operating income decreased compared to fourth quarter 2014, primarily due to lower contributions from mobile, including the previously disclosed loss of a domestic tablet program and higher operating expenses to support existing programs and expected program launches. Results also were negatively affected by foreign exchange losses and approximately $8 million of prior-period accounting adjustments, partially offset by a decrease in legal reserves related to an outstanding matter.

Full-year 2015 net operating income, excluding disclosed items, decreased compared to 2014, primarily due to lower service contract volumes from North American retail clients and the loss of the domestic tablet program.

•	Net earned premiums, fees and other income were flat in the quarter and full-year 2015, compared to the same periods in 2014. Growth in fee income from domestic mobile and the auto warranty business were offset by the effect of foreign exchange volatility, loss of the domestic tablet program and declines in credit insurance and lower service contract production from North American retailers.

•	Domestic combined ratio increased to 100.1 percent, compared to 92.9 percent in fourth quarter 2014, reflecting lower contributions from mobile.

For full-year 2015, the domestic combined ratio increased to 95.1 percent, compared to 93.5 percent in 2014. Results reflect lower service contract premiums from North American retailers as well as lower contributions from credit insurance and mobile businesses.

•	International combined ratio improved to 101.4 percent, compared to 103.4 percent in fourth quarter 2014, primarily due to the decrease in the legal reserves noted above.

For full-year 2015, the international combined ratio increased to 102.8 percent, compared to 101.5 percent in 2014. Results primarily reflect revenue declines and shifts in the mix of business.

Assurant Specialty Property

(in millions)	4Q15	4Q14	% Change	12M15	12M14	% Change
Net operating income	$57.8	$71.0	(19)%	$307.7	$341.8	(10)%
Net earned premiums, fees and other	$601.7	$686.5	(12)%	$2,450.2	$2,807.1	(13)%

Note: In fourth quarter 2014, ARIC accounted for net earned premiums, fees and other income and net operating income of $62.3 million and $6.4 million, respectively. For the 12 months ended 2014, ARIC accounted for net earned premiums, fees and other income and net operating income of $249.3 million and $12.1 million, respectively. This divested business did not contribute to 2015 results.

•	Net operating income decreased in fourth quarter and full-year 2015, compared to the same periods in 2014, primarily due to the ongoing normalization of lender-placed insurance, including the previously disclosed loss of client business as well as increased legal expenses. More favorable non-catastrophe loss experience and lower catastrophe reinsurance costs partially offset the decline.

Fourth quarter 2015 results include $9.8 million in reportable catastrophes, compared to no reportable catastrophe losses in fourth quarter 2014. Full-year 2015 results include $19.3 million in reportable catastrophe losses, compared to $18.5 million in 2014.

•	Net earned premiums, fees and other income decreased in the quarter and for the full year, compared to the same periods in 2014. Net earned premiums decreased primarily due to the divestiture of ARIC and the ongoing normalization of lender-placed insurance, including the loss of client business. Fee income increased in the quarter and in full-year 2015, primarily reflecting organic growth from the mortgage solutions business.

•	Combined ratio increased in the quarter to 90.0 percent, compared to 87.8 percent in fourth quarter 2014, primarily due to lower lender-placed insurance net earned premiums and an increase in expenses related to outstanding legal matters. Lower frequency and severity of non-catastrophe losses partially offset the increase.

For full-year 2015, the combined ratio was 84.9 percent, compared to 85.2 percent in 2014. Results reflect lower non-catastrophe claims, partially offset by lower lender-placed insurance revenue and higher mix of fee-based businesses.

Employee Benefits

As announced on Sept. 9, 2015, Assurant entered into a definitive agreement to sell Assurant Employee Benefits to Sun Life Assurance Company of Canada, the wholly-owned subsidiary of Sun Life Financial Inc., for $940 million in cash. The transaction is expected to close by the end of first quarter 2016.

Assurant Employee Benefits

(in millions)	4Q15	4Q14	% Change	12M15	12M14	% Change
Net operating income	$15.5	$7.2	114%	$47.3	$48.7	(3)%
Net earned premiums, fees and other	$270.8	$269.4	1%	$1,091.8	$1,075.9	2%

•	Net operating income increased in the quarter, primarily due to favorable disability and life experience.

Full-year 2015 net operating income declined, compared to 2014, primarily due to less favorable life experience.

•	Net earned premiums, fees and other income increased slightly in fourth quarter and full-year 2015, primarily due to continued growth in voluntary products.

•	Sales increased in the quarter and full year 2015. Results reflect continued growth in voluntary products sales.

Corporate & Other

(in millions)	4Q15	4Q14	% Change	12M15	12M14	% Change
Net operating loss	$(30.7)	$(19.4)	(58)%	$(70.4)	$(67.7)	(4)%

•	Net operating loss increased in the fourth quarter, primarily reflecting a partial reversal of prior quarter tax benefits as well as severance and other expenses related to Assurant’s strategic realignment.

For full-year 2015, net operating loss increased, primarily reflecting severance and other expenses related to Assurant’s strategic realignment.

Assurant Health Runoff Operations

The company announced on June 10, 2015 that it was beginning the process to exit the health business, following a review of strategic options for Assurant Health. Related to these plans, the company established a premium deficiency reserve accrual in 2015 for claims and direct expenses on ACA-qualified policies. The company completed the sale of Assurant Health’s supplemental and small group self-funded product lines and certain other assets to National General Holdings Corp. on Oct. 1, 2015 for $14 million.

Assurant Health

(in millions)	4Q15	4Q14	% Change	12M15	12M14	% Change
Net loss	$(15.8)	$(36.8)	57%	$(367.9)	$(63.7)	(477)%

•	Net loss in fourth quarter primarily reflects $11.2 million after-tax of severance and other exit-related costs as well as indirect expenses not included in the previously established premium deficiency reserves. Actual operating losses were in line with the premium deficiency accrual estimate established in third quarter 2015.

Full-year 2015 results, compared to 2014, reflect unfavorable loss experience on ACA-qualified policies and charges related to the company’s exit of the health insurance market.

•	ACA risk-mitigation payments received from the Centers for Medicare and Medicaid Services as of Dec. 31, 2015 for 2014 ACA-qualified policies totaled a net $351.8 million with no further remaining receivables accrued for 2014 policies.

As of Dec. 31, 2015, ACA risk-mitigation estimated recoverables for 2015 ACA-qualified policies totaled $521.6 million, reflecting $225.2 million from the risk-adjustment program and $296.4 million from the reinsurance program. The company did not record any net recoverables for the 2015 risk-corridors program.

Capital Position

•	Corporate capital approximated $460 million as of Dec. 31, 2015. Adjusting for the company’s $250 million risk buffer, deployable capital totaled $210 million.

During the quarter, operating business segments, consisting of Assurant Solutions, Assurant Specialty Property, and Assurant Employee Benefits, paid approximately $262 million of dividends to the holding company. Excluding proceeds from the sale of certain assets to National General, the company infused approximately $260 million into Assurant Health to ensure adequate levels of statutory surplus and to fund estimated exit-related charges and claims through the wind-down process.

For full-year 2015, operating business segments paid approximately $675 million of dividends net of infusions to the holding company. Excluding proceeds from the sale of certain assets to National General, the company infused approximately $500 million into Assurant Health to ensure adequate levels of statutory surplus and to fund estimated exit-related charges and claims, through the wind-down process.

•	Share repurchases and dividends totaled $107.5 million in fourth quarter 2015. Dividends to shareholders totaled $33.3 million, and Assurant repurchased approximately 925,000 shares of common stock for $74.2 million.

For full-year 2015, share repurchases and dividends totaled $378.8 million. Dividends to shareholders totaled $94.2 million, and Assurant repurchased approximately 4.2 million shares of common stock for $284.6 million. Through Feb. 5, 2016, the company repurchased an additional 1.1 million shares for $90.0 million, with $862.1 million remaining in the current repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), decreased to $4.4 billion at Dec. 31, 2015, down $220.1 million since Dec. 31, 2014 due to share repurchases and dividends.

•	Annual operating return on average equity (ROE)[1], excluding AOCI and Assurant Health runoff operations, was 11.3 percent for 2015 compared to 12.1 percent for 2014.

•	Total assets, as of Dec. 31, 2015, were approximately $30.1 billion.

•	Ratio of debt to total capital[3], excluding AOCI and Assurant Health runoff operations, increased to 23.4 percent at Dec. 31, 2015 from 21.9 percent at Dec. 31, 2014.

Company Outlook

Based on current market conditions, for full-year 2016, the company expects:

•	Assurant Solutions’ net earned premiums and fees and net operating income to increase from 2015 levels. Overall results expected to improve in the second half of the year driven by new mobile programs, improved international profitability and additional expense initiatives. Results to be affected by foreign exchange volatility, lower service contract revenue from legacy North American retail clients and continued declines in credit insurance.

•	Assurant Specialty Property’s net earned premiums and net operating income to decrease from 2015 levels. Results to be affected by the ongoing normalization of lender-placed insurance business partially offset by increased efficiencies and expense savings initiatives. Multi-family housing and mortgage solutions businesses to expand via market share gains. Overall results to be affected by catastrophe losses.

•	Capital to be deployed through a combination of share repurchases, common stock dividends, reinvestments in the business and acquisitions in Housing and Lifestyle, subject to market conditions and other factors. Business segment dividends from Assurant Solutions and Assurant Specialty Property to approximate segment net operating income, subject to the growth of the businesses, rating agency and regulatory capital requirements. Sale of Assurant Employee Benefits to provide approximately $1 billion of net proceeds, including capital releases.

•	Corporate & Other full-year net operating loss to approximate $70 million. Expense savings actions to offset residual expenses associated with Assurant Employee Benefits and Assurant Health.

Based on the announced exit from the health insurance market, the company expects:

•	Assurant Health to substantially complete the process to exit the health insurance market in 2016. During the remainder of the wind down, the company to incur up to $40 to $50 million pre-tax of additional exit-related charges, as well as certain overhead expenses that are excluded from the premium deficiency reserve accrual. Assurant Health dividends expected to approximate $475 million, subject to ultimate development of claims, actual expenses needed to wind down operations, recoveries from ACA-risk mitigation payments and regulatory approval.

Earnings Conference Call

•	The fourth quarter 2015 earnings conference call and webcast to be held on Feb. 10, 2016 at 8:00 a.m. ET. The live and archived webcast along with supplemental information will be available in the Investor Relations section of www.assurant.com.

About Assurant

A global provider of specialty protection products and related services, Assurant (NYSE: AIZ) safeguards clients and consumers against risk. A Fortune 500 company, Assurant partners with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services includes: mobile device protection products and services; extended service products and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation and valuation services; flood insurance; renters insurance and related products; debt protection administration; credit insurance; manufactured housing homeowners insurance; group dental insurance; group disability insurance; and group life insurance.

With approximately $30 billion in assets and $8 billion in annual revenue, Assurant provides its specialty protection offerings primarily through Assurant Solutions, Assurant Specialty Property, and Assurant Employee Benefits. Through the Assurant Foundation, established more than 30 years ago, the company and its employees are dedicated to supporting and partnering with organizations that improve communities. Visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Assistant Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, fines, penalties or other expenses;

(ii)	inability to implement, or delays in implementing, strategic plans for the Assurant Employee Benefits and Assurant Health segments;

(iii)	loss of significant client relationships or business, distribution sources or contracts and reliance on a few clients;

(iv)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”), and the rules and regulations thereunder, on our health and employee benefits businesses; potential variations between the final risk adjustment amount and reinsurance amounts, as determined by the U.S. Department of Health and Human Services under the Affordable Care Act, and the company’s estimate;

(v)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our results, business and reputation;

(vi)	inability to execute strategic plans related to acquisitions, dispositions or new ventures;

(vii)	failure to adequately predict or manage benefits, claims and other costs;

(viii)	inadequacy of reserves established for future claims;

(ix)	current or new laws and regulations that could increase our costs and decrease our revenues;

(x)	significant competitive pressures in our businesses;

(xi)	failure to attract and retain sales representatives, key managers, agents or brokers;

(xii)	losses due to natural or man-made catastrophes;

(xiii)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(xiv)	deterioration in the company’s market capitalization compared to its book value that could result in an impairment of goodwill;

(xv)	risks related to our international operations, including fluctuations in exchange rates;

(xvi)	data breaches compromising client information and privacy;

(xvii)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xviii)	cyber security threats and cyber attacks;

(xix)	failure to effectively maintain and modernize our information systems;

(xx)	uncertain tax positions and unexpected tax liabilities;

(xxi)	risks related to outsourcing activities;

(xxii)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxiii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxiv)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxv)	inability of reinsurers to meet their obligations;

(xxvi)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxvii)	inability of our subsidiaries to pay sufficient dividends;

(xxviii)	failure to provide for succession of senior management and key executives; and

(xxix)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2014 Annual Report on Form 10-K and 2015 First Quarter, Second Quarter and Third Quarter Quarterly Reports on Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses operating ROE, excluding AOCI and Assurant Health runoff operations, as an important measure of the company’s operating performance. Operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI and Assurant Health runoff operations. The company believes operating ROE, excluding AOCI and Assurant Health runoff operations, provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, other AOCI items, Assurant Health runoff operations and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be GAAP ROE, defined as net income, for the periods presented, divided by average stockholders’ equity for the year-to-date period. GAAP ROE for the 12 months ended Dec. 31, 2015 and 12 months ended Dec. 31, 2014 was 2.9 percent and 9.4 percent, respectively, as shown in the following reconciliation table.

	12 Months 2015	12 Months 2014
Annual operating return on average equity (excluding AOCI and Assurant Health runoff operations)	11.3%	12.1%
Assurant Health runoff operations	(9.2)%	(1.5)%
Net realized gains on investments	0.5%	1.0%
Gain (loss) on divested business	0.3%	(0.5)%
Change in tax liabilities	0.4%	0.3%
Payment received related to previous sale of subsidiary	0.2%	—
Change in derivative investment	(0.1)%	(0.1)%
Change due to effect of including AOCI	(0.5)%	(1.9)%

Annual GAAP return on average equity	2.9%	9.4%

(2)	Assurant uses net operating income as an important measure of the company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments, other unusual and/or infrequent items and Assurant Health runoff operations. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, those events that are unusual and/or unlikely to recur and Assurant Health runoff operations. Please refer to page 2 of this release for a reconciliation of net operating income to net income.

(3)	Assurant uses a ratio of debt to total capital, excluding AOCI and Assurant Health runoff operations, as an important measure of the company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI and Assurant Health runoff operations, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI and Assurant Health runoff operations. The company believes that the debt to total capital ratio, excluding AOCI and Assurant Health runoff operations, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period-to-period, other AOCI items and Assurant Health runoff operations. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of Dec. 31, 2015 and Dec. 31, 2014 was 20.6 percent and 18.4 percent, respectively, as shown in the following reconciliation table.

	4Q 2015	4Q 2014
Debt to total capital ratio (excluding AOCI and Assurant Health runoff operations)	23.4%	21.9%
Change due to effect of including AOCI	(0.4)%	(1.8)%
Change due to effect of including Assurant Health runoff operations	(2.4)%	(1.7)%

Debt to total capital ratio	20.6%	18.4%

A summary of net operating income disclosed items is included on page 21 of the company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and 12 Months Ended Dec. 31, 2015 and 2014

	4Q		12 Months
	2015	2014	2015	2014
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums	$1,994,756	$2,142,137	$8,350,997	$8,632,142
Fees and other income	382,772	316,955	1,303,466	1,033,805
Net investment income	157,392	158,854	626,217	656,429
Net realized gains on investments	9,669	17,201	31,826	60,783
Amortization of deferred gain on disposal of businesses	3,245	(12,455)	12,988	(1,506)

Total revenues	2,547,834	2,622,692	10,325,494	10,381,653

Benefits, losses and expenses
Policyholder benefits	1,009,889	1,123,995	4,742,535	4,405,333
Selling, underwriting, general and administrative expenses	1,413,950	1,394,573	5,326,662	5,173,788
Interest expense	13,781	13,778	55,116	58,395

Total benefits, losses and expenses	2,437,620	2,532,346	10,124,313	9,637,516

Income before provision for income taxes	110,214	90,346	201,181	744,137
Provision for income taxes	44,470	40,591	59,626	273,230

Net income	$65,744	$49,755	$141,555	$470,907

Net income per share:
Basic	$0.99	$0.70	$2.08	$6.52
Diluted	$0.97	$0.69	$2.05	$6.44

Dividends per share	$0.50	$0.27	$1.37	$1.06

Share data:
Basic weighted average shares outstanding	66,732,896	71,054,598	68,163,825	72,181,447

Diluted weighted average shares outstanding	67,592,973	72,104,349	69,017,209	73,152,010

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Dec. 31, 2015 and Dec. 31, 2014

	December 31,	December 31,
	2015	2014
	(in thousands)

Assets
Investments and cash and cash equivalents	$14,315,897	$15,450,108
Reinsurance recoverables	7,470,403	7,254,585
Deferred acquisition costs	3,150,934	2,957,740
Goodwill	833,512	841,239
Assets held in separate accounts	1,798,104	1,906,237
Other assets	2,507,098	3,152,557

Total assets	$30,075,948	$31,562,466

Liabilities
Policyholder benefits and claims payable	$13,363,413	$13,182,278
Unearned premiums	6,423,720	6,529,675
Debt	1,171,382	1,171,079
Liabilities related to separate accounts	1,798,104	1,906,237
Deferred gain on disposal of businesses	92,327	100,817
Accounts payable and other liabilities	2,703,035	3,491,073

Total liabilities	25,551,981	26,381,159

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,405,418	4,625,540
Accumulated other comprehensive income	118,549	555,767

Total stockholders’ equity	4,523,967	5,181,307

Total liabilities and stockholders’ equity	$30,075,948	$31,562,466